UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2010

Tamalpais Bancorp
(Exact name of registrant as specified in its charter)

California	0-50878	68-0175592
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

630 Las Gallinas Ave.
San Rafael, California 94903
(Address of principal executive offices including Zip Code)

(415) 526-6400
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On March 30, 2010, Tamalpais Bank (the “Bank”), a wholly-owned subsidiary of Tamalpais Bancorp (the “Company”), completed the sale of $28.3 million in principal amount of certain substandard-performing and nonperforming loans to an unrelated third party investor pursuant to the terms of a loan sale agreement (the “Loan Sale Agreement”), which contained customary terms, conditions and covenants. The Company received net proceeds of approximately $15.4 million in connection with the sale and will realize a pre-tax gain of approximately $0.6 million in its first quarter 2010 earnings as a result of this sale. The net proceeds from the sale are being used to pay down FHLB borrowings as they mature, pay off Brokered time deposits as they mature and bolster on-balance-sheet liquidity until the funds are needed to meet these or other obligations.

The determination to sell these loans and enter into the Loan Sale Agreement was made by the Bank following a nationwide bidding process conducted with the assistance of a loan sales advisor engaged by the Bank. The loans were a mix of multifamily and commercial real estate loans secured by properties located in Northern California.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAMALPAIS BANCORP

Date: April 2, 2010	By:	/s/ Mark Garwood
Mark Garwood
(Chief Executive Officer)